Exhibit 4.01

EXHIBIT 4.01

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT IN ACCORDANCE WITH REGULATION S OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Freedom Holding Corp.

(incorporated with limited liability under

the laws of the State of Nevada,

United States of America)

TERMS AND CONDITIONS OF THE U.S.$50,000,000

NOTES DUE 2022 (ISIN: KZX000000294)

issued by Freedom Holding Corp.

The U.S.$50,000,000 aggregate principal amount of 7.000% Notes due 2022 (the “Notes”, and each a “Note”) of Freedom Holding Corp. (the “Issuer”) will be issued in accordance with and governed by the Acting law of the Astana International Financial Center (the “AIFC”) and these terms and conditions in the denomination of U.S.$100,000 each Note. This document constitutes the Terms and Conditions of the Notes (the “Note Terms and Conditions”) described herein and is prepared for the purposes of AIFC rules. Full information on the Issuer and the initial purchase of the Notes is only available on the basis of the Offering Memorandum, dated 24 December 2019, including the Note Terms and Conditions therein. The Note Terms and Conditions have been published on the website of the Astana International Exchange (hereinafter – the “AIX”) at https://www.aix.kz.

An application has been made for the Notes to be admitted to the Official List of the AIX and to be admitted to trading on the AIX as "Wholesale Notes" in accordance with section 16-1 of the AIX Markets Listing Rules by the Lead manager of admission to AIX. Wholesale Notes may only be offered and sold to Accredited Investors (as defined in section 16-1 of the AIX Markets Listing Rules). The AIX does not guarantee that the Notes will be admitted to the Official List of the AIX. The AIX reserves the right to grant admission of the Notes to the Official List of Securities of the AIX only when it is satisfied that such admission is in accordance with AIX Markets Listing Rules. The Issuer did not seek independent legal advice with respect to the listing of the Notes on the AIX in accordance with the Note Terms and Conditions.

The AIX does not accept responsibility for the content of the information included in this document including the accuracy or completeness of such information. Liability for this document lies with the Issuer. Nor has the AIX assessed the suitability of the securities to which the document relates for any particular investor or type of investor. If you do not understand the contents of this document or are unsure whether the securities are suitable for your individual circumstances, you should consult an authorized financial advisor. The AIX, its directors, officers or employees, do not accept responsibility for the content of the information included in the Note Terms and Conditions, including the accuracy or completeness of such information. Nor has the AIX, its directors, officers or employees, assessed the suitability of the securities to which the Note Terms and Conditions relates for any particular investor or type of investor.

These Notes constitute debt instruments. An investment in the Notes involves risks. By subscribing to the Notes, investors lend money to the Issuer who undertakes to pay interest on a semi-annual basis and to reimburse the principal on the Maturity Date. In case of bankruptcy or default by the Issuer, the investors may not recover the amounts they are entitled to and risk losing all or part of their investment. The Notes are intended for investors who are capable of evaluating the interest rates in light of their knowledge and financial experience. Each potential investor must investigate carefully whether it is appropriate for the investor to invest in the Notes, taking into account his or her knowledge and experience, and must, if needed, obtain professional advice.

Definitions
Whenever used in these Note Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases will have the respective meanings ascribed to them as follows:
 “Accredited Investor” has the meaning set forth in Rule 1.1.2(6) of the AIX Market Rules, i.e., (i) any natural person who acquires or intends to acquire securities for a total consideration of at least U.S.$100,000 (one hundred thousand U.S. dollars) per person for each separate offer; or (ii) an “authorized person;” or (iii) a “body corporate” as defined under the AIX Market Rules;
“AIFC” means the Astana International Financial Centre;
“AIFC Laws” means the Acting law of the Astana International Financial Centre;
“AIX” means the Astana International Exchange, operated by the Astana International Exchange Ltd.;
“AIX CSD” means the Astana International Exchange Central Securities Depository, Ltd.;
“Day Count Fraction" means, for purposes of determining Note interest payments, time calculated on the basis of a year of 360 (three hundred and sixty) days consisting of 12 (twelve) months of 30 (thirty) days each;
“Depository” means the AIX CSD;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“Face Value” means U.S.$100,000 (one hundred thousand U.S. Dollars) per one Note;
“Interest Payment Date” means the 27 of December and 27 of June in each year, the first Interest Payment Date being 27 June 2020;
“Interest Period” means each period beginning on (and including) the Issue Date or any subsequent Interest Payment Date and ending on (but excluding) the next Interest Payment Date;
“Investor” means a person that purchases one or more Notes pursuant to a subscription under the Offering Memorandum;
“ISIN” means the International Securities Identification Number that uniquely identifies the Notes, as defined by the “International Organization for Standardization” in ISO 6166;
“Issue Date” means 27 December 2019;
“Issuer” means Freedom Holding Corp., a corporation organized in the State of Nevada, United States of America, with Entity No. C3081-2004;
“Lead Manager of admission to AIX” means Freedom Finance JSC, 77/7, Al-Farabi ave., Esentai Tower BC, 3rd floor, Almaty, A15E3H4 (050040), the Republic of Kazakhstan;
“Maturity Date” means 27 December 2022, the third anniversary date of Issue Date;
“Notes” means the U.S.$50,000,000 aggregate principal amount of 7.000% Notes due 27 December, 2022 of the Issuer;
“Offering” means the offer and sale of the Notes by the Issuer made through the Offering Memorandum;
“Offering Memorandum” means the Issuer’s offering memorandum, dated 24 December 2019;
“Official List” means the Official List of Securities maintained by the AIX;
“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality;
“Placement Agent” means jointly and severally, Freedom Finance JSC, 77/7, Al-Farabi ave., Esentai Tower BC, Floor 3and 7, Almaty, A15E3H4 (050059), Kazakhstan and Freedom Finance Cyprus Ltd.”, Andrea Zappa 1, office 1, 4040 Limassol, Cyprus;
“Rate of Interest” means 7.000 per cent per annum;
“Regulation S” means Regulation S under the Securities Act;
“Registrar” means Astana International Exchange Registrar Limited, a company incorporated in the AIFC under company identification number 180840900010;
“Registry Agreement” means the Registry Services Agreement (as amended or supplemented from time to time), between the Issuer and the Registrar; acting from the AIFC as registrar and transfer agent for the Notes, acting in accordance with the Acting law of the AIFC.
“Relevant Date” means, in relation to any payment in respect of a Note, whichever is the later of (1) the date on which the payment in question first becomes due and (2) if the full amount payable has not been received by the Noteholder prior to such due date, the date on which the full amount has been so received by the Noteholder;
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the United States Securities Act of 1933, as amended;
“Transfer Agent” means the Registrar acting as a transfer agent under the Registry Agreement.
“U.S. Dollars” and “U.S.$” means the lawful currency of the United States;
“U.S. GAAP” means accounting principles generally accepted in the United States;
“United States” means the United States of America;
“Wholesale Notes” means the Notes that are (i) offered and sold exclusively to Accredited Investors; and (2) have a principal amount of at least U.S.$100,000 (one hundred thousand U.S. dollars).

Aggregate Principal Amount of the Notes	The aggregate principal amount of the Notes is U.S.$50,000,000 (fifty million U.S. dollars).
Note Issue Price
Each Note will be sold by the Issuer for 100% (one hundred percent) of the face value of the Note, plus accrued interest premium from the Issue Date, if any. The proceeds from Offering shall be paid to the Issuer in U.S.$.

Currency	The Notes will be denominated in U.S. Dollars (“U.S.$”).
Note ISIN	KZX000000294
Placement of the Notes	The Notes will be sold by the Issuer through the Placement Agent. The Placement Agent will be paid a fee equal to 1% of the Notes sold by the Placement Agent.
Note Form and Denomination
Notes are in registered form, without certificates, in denominations of U.S.$100,000 (one hundred thousand dollars) per Note issued under the Acting law of AIFC, including AIX Markets Listing Rules (section 16-1);
If Notes are admitted to trading on the AIX, the Notes shall be tradeable only in the minimum authorized denomination of U.S.$100,000 (one hundred thousand U.S. dollars).

Register, Title and Transfer
The Notes are subject to the terms of the Registry Services Agreement. All Note registrations and transfers will be conducted exclusively by Registrar under the terms of the Registry Agreement. Holders of the Notes are bound by, and are deemed to have notice of, all the provisions of the Registry Agreement applicable to them. Copies of the Registry Agreement are available for inspection during normal business hours at the office of the Registrar.

(a) Register: The Registrar will maintain a register (the “Register”) in electronic book-entry form in respect of the Notes in accordance with the provisions of the Registry Agreement. In these Terms and Conditions, the “Holder” or “Noteholder” of a Note means the person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof). In case of nominee holding, recording of the Notes shall be made by way of registration thereof through a brokerage or direct accounts opened with the AIX CSD.

(b) Title: The Holder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein. No person other than a Holder shall have any right to enforce any term or condition of the Notes.

(c) Transfers: Subject to paragraph (e) (Closed periods), a Note may be transferred only in conformity to the Registry Agreement, Regulation S and the market rules of an exchange where the Notes are admitted to trading on the exchange.

(d) Charge: The transfer of a Note may be subject to a reasonable and normal charge imposed by the Registrar in connection with such transfer.

(e) Closed periods: Noteholders may not require transfers to be registered during the period of 15 days ending on the due date for any payment of principal or interest in respect of the Notes.

Role of Registrar
In acting under the Registry Agreement and in connection with the Notes, the Registrar acts solely as agent of the Issuer and does not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders.

Status of the Notes
The Notes shall constitute direct, general and unconditional obligations of the Issuer which will rank pari passu among themselves and rank pari passu, in terms of payment rights, with all other current or future unsubordinated obligations of the Issuer, except for liabilities mandatorily preferred by law.

Interest
The Notes will bear interest at the Rate of Interest on the outstanding principal amount from (and including) the relevant Issue Date to (but excluding) the Maturity Date. Interest amount per one Note shall be calculated using the following formula: Specified Denomination × Rate of Interest × Day Count Fraction, and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

Payments
The Rate of Interest for an Interest Period will be paid semi-annually in arrears within 10 (ten) calendar days after (and including) each Interest Payment Date.

Principal and Interest
Principal and interest on the Notes shall be paid to Holders as shown on the Register at the close of business on the third day before the due date for payment thereof (the “Record Date”). Interest on Notes shall be paid within 10 (ten) calendar days after (and including) the relevant Interest Payment Dates by a bank wire transfer (in U.S.$ only) to bank accounts of the Holders as stated in the Noteholder Register at the Record Date. The final payment of interest shall be made concurrently with payment of the principal of the Notes within 10 (ten) calendar days after (and including) the relevant Maturity Date. All payments in respect of the Notes shall be made in U.S.$.

Each Holder shall be responsible for maintaining current, complete, and accurate bank wire instructions in the Register. The Issuer shall have no liability to a Holder for nonpayment of Interest in a timely manner due to the failure of the Holder to provide required bank wire instructions.

Holder claims for principal or interest shall become void if the Holder fails to provide complete and accurate bank wire instructions in the Register within 1 (one) year (in the case of principal) or within 1 (one) year (in the case of interest) of the appropriate Relevant Date.

All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment. No commissions or expenses shall be charged to the Noteholders in respect of such payments.

The Notes are not subject to a trust deed or indenture and there is no paying agent to oversee payments of interest and principal. The Issuer will be directly responsible to effect all payments to be made pursuant to the Note Terms and Conditions according to the records of the AIX Registrar.

Penalty
The Issuer shall pay a penalty to Holders of the Notes for each day, on which any amount payable under the Notes remains due and unpaid (the “Unpaid Amount”), at the rate equal to the Rate of Interest. The amount of penalty payable per any Unpaid Amount in respect of any Notes shall be equal to the product of the Rate of Interest, the Unpaid Amount and the number of calendar days on which any such Unpaid Amount remains due and unpaid divided by 360 (three hundred and sixty), rounding the resultant figure to the nearest cent, half of any such cent being rounded upwards.

Non-business Days
If any date for payment in respect of the Notes is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day on which banks and exchange markets are open for business in the Republic of Kazakhstan.

Redemption
Notes shall be redeemable at par. The redemption of the Notes shall be made concurrently with the final payment of interest within 10 (ten) calendar days after (and including) the relevant Maturity Date.

Early Redemption
Early redemption at the option of the Issuer
The Notes may be redeemed in whole at par before their stated maturity at the option of the Issuer only if the Issuer has secured prior written consent(s) of the Holders of at least three-fourth in principal amount of the Notes then outstanding.

Early redemption at the option of Holders of the Notes
If at any time while any of the Notes remains outstanding an Event of Default occurs, the Issuer shall, at the option of the holder of the Notes, upon the holder of the Notes giving not less than 15 (fifteen) nor more than 30 (thirty) day notice to the Issuer, redeem such Notes on the day specified in such notice at 100% (one hundred percent) of its principal amount together with the interest accrued to (but excluding) the date specified for the redemption.

Following the occurrence of any Event of Default the Issuer may arrange negotiations with the Holders of the Notes in respect of the early redemption at the option of the Holders of the Notes.

Within 10 (ten) calendar days after (and including) the second and fourth Interest Payment Dates the Issuer shall, at the option of the holder of the Notes, upon the holder of the Notes giving not less than 10 (ten) calendar day notice before the relevant Interest Payment Date to the Issuer, redeem such Notes at 100% (one hundred percent) of its principal amount together with the interest to be paid on the relevant Interest Payment Dates.

Open Market Purchases
The Issuer or its affiliates may at any time purchase Notes in the open market or otherwise at any price. Any such purchased Notes will not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.

Events of Default
If any of the following events (each an “Event of Default”) occurs, the Issuer within 2 (two) business days shall notify the Holders of the Notes about such Event of Default, and any Holder of a Note then outstanding is entitled to give notice to the Issuer that the Note is, and shall immediately become, due and payable at 100% (one hundred percent) of its principal amount together with accrued interest to the date specified for redemption in such notice:
(a) Non-payment: the Issuer fails to pay the principal of any of the Notes when such principal becomes due and payable at maturity, by declaration or otherwise, or the Issuer is in default with respect to the payment of interest or penalty on the Notes, and such default continues for a period of at least 10 (ten) business days; or

(b) Breach of other obligations: the Issuer is in default of the performance, or is otherwise in breach, of any covenant, obligation, undertaking or other agreement, including but not limited to, the breach of Condition “Other obligations of the Issuer” below, and such default or breach is not remedied within 30 (thirty) calendar days after a notice thereof has been given to the Issuer by any holder of the Notes.

Any claim against the Issuer in respect of the Notes other than for payments of principal and interest shall become invalid, unless it is filed within 1 (one) year from the date of the nonpayment or breach.

Other Obligations of the Issuer
So long as the Notes remain outstanding:
(a) the Issuer will not, and will not permit any subsidiary outside the course of ordinary business to enter into a single transaction or in a series of transactions (whether related or not) with a view to sell, lease with transfer of ownership rights, transfer or otherwise dispose of its assets involving aggregate dispositions exceeding 20% (twenty percent) of the total assets of the Issuer, calculated by reference to the Issuer’s most recent available consolidated financial statements as of the most reporting date preceding such a disposal;

(b) the Issuer will not allow any default under its liabilities, including but not limited to, obligations evidenced by bonds, debentures, notes, loans or other similar instruments, for an aggregate amount exceeding 5% (five percent) of the Issuer’s total assets calculated by reference to the Issuer’s most recent available consolidated financial statements as of the most recent reporting date preceding such a default;

(c) the Issuer will not undertake any reorganization as a legal entity without prior written consent of Holders of at least three-fourth in principal amount of the Notes outstanding;

(d) the Issuer will not allow the occurrence of any of the following events: initiation of bankruptcy proceedings or similar measures by any person in accordance with the legislation of countries where its subsidiaries operate, including any insolvency, rehabilitation, readjustment of debt, marshalling of assets and liabilities, moratorium of payments or similar arrangements involving the Issuer, or the appointment of a rehabilitation manager, interim manager, bankruptcy trustee or similar insolvency officer in relation to the Issuer or its assets;

(e) the Issuer will not terminate a listing of the Notes in the Official List of the AIX after a listing is granted; and

(f) the Issuer will not amend or substitute any entity in place of the Issuer as the principal debtor in respect of the Notes, without prior written consent of Holders of at least three-fourth in principal amount of the Notes then outstanding;

Listing and Admission to Trading
Issuer has made application for the Notes to be admitted to the Official List of the AIX and to be admitted to trading on the AIX as “Wholesale Notes” in accordance with section 16-1 of the AIX Markets Listing Rules.

Estimated Expenses
All fees shall be paid in accordance with a listing agreement entered into between the Issuer and the AIX. The services of the AIX Registrar during the period beginning at the effective date through 31 December 2019 (inclusive) shall be rendered to the Issuer at no charge.

The services of AIX CSD shall be paid in accordance with the AIX CSD Rules, procedures and notices.

Investment Restrictions
The Offering of the Notes shall be subject to applicable laws and regulations, including the AIX Market Listing Rules (section 16-1), and the Notes may not be sold in other jurisdictions, including without limitation the Russian Federation, the United Kingdom and the European Economic Area, other than in compliance with applicable laws and regulations.

The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act.

Notes may not be sold to U.S. persons and all Notes sales must occur in off shore transactions outside the United States.

In Kazakhstan the Notes may only be offered or sold to Accredited Investor(s).

Taxation
The Constitutional Law “On Astana International Financial Centre”, provides that any interest or capital gain on the securities listed on the AIX are tax exempt until 1 January 2066. Accordingly, following the admission of the Notes to the Official List of the AIX, any income derived from owning or selling such Notes will be tax exempt as long as the Notes are listed on the AIX. Delisting of the Notes from the official list of AIX may subject gains and interest payments on the Notes to tax in the Republic of Kazakhstan.

All payments of principal and interest in respect of the Notes by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the United States or the Republic of Kazakhstan or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event the Issuer shall pay such additional amounts as will result in receipt by the Noteholders of such amounts after such withholding or deduction as would have been received by them had no such withholding or deduction been required.

Any reference in these Terms and Conditions to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this condition.

If the Issuer becomes subject at any time to any taxing jurisdiction other than the United States or the Republic of Kazakhstan references in these Note Terms and Conditions to the United States or (as the case may be) the Republic of Kazakhstan shall be construed as references to the United States or (as the case may be) the Republic of Kazakhstan and/or such other jurisdiction.

Placement Methods, Delivery, Clearing and Settlements
The delivery of the Notes shall be done over the counter through the AIX Registrar system. The primary placement of the Notes with subscribers shall be done through a subscription agreement to be entered into by the Issuer and each subscriber.

The proceeds from primary placement of the Notes shall be paid to the Issuer in accordance with such subscription agreement. Recording of the Notes shall be made by way of registration thereof with the Registrar. In case of nominee holding, recording of the Notes shall be made by way of registration thereof through a brokerage or direct account opened with the AIX CSD.

The Issuer, at its sole discretion, may also opt to conduct the primary placement of the Notes through subscription using the book-building platform of the trading system of the AIX in accordance with the AIX Market Rules and relevant AIX market notice. In that case the payment and settlement will be made through the settlement system of the AIX CSD in accordance with the rules and regulations of the AIX CSD, in particular delivery of the Notes through the system of the AIX CSD. In order to participate in the offering of the Notes through the book-building procedure, take delivery of the Notes and trade the Notes on the AIX, investors are required to have an account opened with a brokerage company admitted as an AIX Trading Member and an AIX CSD Participant. The Notes will be held on behalf of investors in the relevant AIX Trading Member’s custodial account at AIX CSD.

Notices
To the Holders of the Notes
All notices to the Holders of the Notes shall be deemed to have been duly given if, so long as the Notes are listed on the AIX and so long as the rules of the AIX so require, by publication (i) on the internet website of the AIX at www.aix.kz or (ii) otherwise in accordance with the regulations of the AIX. If the Notes cease to be listed on the AIX, any notice shall be sent to the Holders of the Notes by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses in the Register, and any such notice shall be deemed to have been given on the fourth day after the date of mailing.

To the Issuer
Notices to the Issuer will be deemed to be validly given if delivered to the Issuer at 324 South 400 West, Suite 250, Salt Lake City, Utah, 84101, USA for the attention of the Secretary and will be deemed to have been validly given when received by the Issuer, or such other United States administrative office address as stated on its corporate website:
https://www.freedomholdingcorp.com/about/office-locations

Amendments
No amendment to the Note Terms and Conditions shall be made by the Issuer unless the Issuer has secured prior written consent(s) of the Holders of at least three-fourth in principal amount of the Notes then outstanding, except the Issuer may without the consent or vote of and Holders of the Notes, amend or supplement the Note Terms and Conditions for the following purposes:
(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to add to the covenants of the Issuer for the benefit of the Noteholders;

(c) to surrender any right conferred upon the Issuer;

(d) to provide for the issuance of additional Notes;

(e) make any other change that does not materially and adversely affect the rights of any Noteholder; and

(f)      to comply with any applicable requirements of the AIX or SEC.

Authorizations
The Issuer has obtained all necessary consents, approvals and authorizations in connection with its entry into, and the performance of its obligations under the documents to be entered into by the Issuer in relation to the issue of the Notes.

Use of Proceeds	Proceeds from the issue of the Notes will be used for restructuring corporate borrowing, general corporate purposes and financing of business development initiatives.

Risk Factors
Investment in the Notes is subject to various types of risk. The following brief summaries of risk are taken from the Offering Memorandum and are subject to the more detailed descriptions of risk factors stated in the Offering Memorandum.

Risks related to the Issuer
The Issuer (also referred to in these risk factors as “our” and “we”) is exposed to the following significant risks that might impact its operations and ability to make interest payments and principal payments:
● Our business is affected by general business and economic conditions, which could materially and adversely affect our business, financial position, results of operations or cash flows.
● We operate in emerging consumer financial services sector in Eastern Europe and Central Asia, which is a competitive landscape where increased competition from larger service providers with greater resources or superior service offerings could materially and adversely affect our business, financial position, results of operations or cash flows.
● Failure to meet capital adequacy and liquidity guidelines could affect the financial condition and operations of our subsidiaries.
● We may suffer significant losses from credit exposures.
● Our investments can expose us to a significant risk of capital loss.
● We are subject to risks associated with our securities lending business.
● Operating risks associated with our securities lending business may result in counterparty losses, and in certain circumstances, potential financial liabilities.
● Larger and more frequent capital commitments in our trading and underwriting business activities increases the potential for us to incur significant losses.
● We may need to raise additional capital, and we cannot be sure that additional financing will be available.
● We are dependent on our executive management team, in particular Timur Turlov. If we are unable to hire, engage and retain skilled personnel, our business, financial position, results of operations or cash flows could be materially and adversely affected.
● Interruptions in the proper functioning of our information technology, or “IT” systems, including from cybersecurity threats, could disrupt operations and cause unanticipated increases in costs or decreases in revenues, or both.
● We face risks relating to doing business internationally that could materially and adversely affect our business, financial position, results of operations or cash flows.
● The countries in which we operate have changing regulatory regimes, regulatory policies, and interpretations.
● We are exposed to foreign currency fluctuations that could negatively impact our financial results.
● We are dependent upon our relationship with U.S. securities broker-dealer and clearing firms to receive and transmit funds internationally.
● We may be unable to identify, acquire, close or integrate acquisition targets successfully.
● We could be adversely affected by violations of the anti-corruption and anti-criminal regulations in effect in the United States and the foreign jurisdictions where we conduct business.
● We are a holding company with little or no operations of our own other than the funding and management of our operating subsidiaries, however, our financial statements are presented on a consolidated basis.
● Timur Turlov has control over key decision making as a result of his ownership of a majority of our voting stock.
● Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act and the Dodd-Frank Act, are expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.
Risks related to the Note Offering
● Holders of the notes must depend on the Issuer’s subsidiaries to provide the Issuer with sufficient funds to make payments on the notes when due.
● We may incur additional indebtedness ranking equally to the notes.
● The obligations under the notes will be subordinated to certain statutory liabilities.
● There are no financial covenants in the notes or the note terms and conditions.
● The notes are subject to transfer restrictions and are a new issue of securities for which there is currently no public market. You may be unable to sell your notes if a trading market for the notes does not develop.
● Changes in certain laws could lead to the redemption of the notes by the Issuer.
● The Issuer may choose to redeem notes when prevailing interest rates are relatively low.

Applicable Law and Jurisdiction
The Notes, these Note Terms and Conditions, and any non-contractual obligations arising out of, or in connection with, the Notes shall be governed by, and construed in accordance with, the laws of the AIFC. The Issuer has agreed herein the conditions in favor of the Holders of the Notes that any claim, dispute or discrepancy of any nature arising out of, or in connection with, the Notes (including claims, disputes or discrepancies regarding the existence, termination thereof, or any non-contractual obligations arising out of, or in connection with, the Notes) shall be brought to, and finally resolved by, the Court of the AIFC in accordance with the rules thereof, or the International Arbitration Center of the AIFC in accordance with the rules thereof, currently in effect, such rules shall be deemed incorporated herein.

Future Issuances
The Issuer may, from time to time, without the consent of the Holders of the Notes, create and issue further debt securities including debentures, debenture stock, bonds, loan notes, having either the same terms and conditions as any outstanding debt securities of any series (including the Notes) so that such further issue shall be consolidated and form a single series with the outstanding debt securities of the relevant series (including the Notes), or upon such terms as the Issuer may determine at the time of their issue.

Noteholder Meetings
The Noteholders may require the Issuer to convene a meeting of the Holders of the Notes to transact matters concerning the Notes, including the amendment of any provision of these Terms and Conditions. No amendment to the Terms and Conditions shall be allowed, unless it is approved by a resolution of the Holders of at least three-fourth in principal amount of the Notes then outstanding.
 A meeting shall be convened by the Issuer at a written request of the Holders of not less than 10% (ten percent) of the total face amount of the unredeemed Notes upon at least 30 day notice (exclusive of the day on which notice is given and of the day on which the relevant meeting is to be held).
The quorum at any meeting of the Noteholder(s) convened for voting on any matter in relation to these Terms and Conditions shall constitute two or more Persons holding or representing at least 50% (fifty percent) of the total amount of the unredeemed Notes, or, in case of a meeting in absentia, two or more Persons acting as Holders of the Notes or representatives thereof, holding or representing at least 50% (fifty percent) of the total amount of the unredeemed Notes. Any resolution passed at any such meeting shall be binding upon all Holders of the Notes, regardless of whether they present at such meeting or not. If all outstanding Notes are owned by a single holder, no meeting of the Holders of the Notes shall be held.

Headings	The headings and sub-headings are for ease of reference only and shall not affect the construction of these Terms and Conditions.